CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-150899 on Form S-8 of William Penn Bancorp, Inc. of our report dated October 8, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement of the 2007 consolidated financial statements for the correction of an error and an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158 on June 30, 2007), relating to our audit of the consolidated financial statements which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of William Penn Bancorp, Inc. for the year ended June 30, 2008.

/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania

October 8, 2008